Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Mary Skafidas Investor Relations (212) 521-2788 Candace Leeds Public Affairs (212) 521-2416

LOEWS CORPORATION REPORTS
NET INCOME FOR 2011

NEW YORK, February 6, 2012—Loews Corporation (NYSE:L) today reported net income for the fourth quarter of 2011 of $268 million, or $0.67 per share, as compared to $466 million, or $1.12 per share in the 2010 fourth quarter. Net income for 2011 amounted to $1.1 billion, or $2.63 per share, as compared to $1.3 billion, or $3.07 per share, in 2010. Results in 2010 included a charge of $328 million (after tax and noncontrolling interests) related to the previously reported Loss Portfolio Transfer agreement involving the Company’s CNA Financial Corporation subsidiary.

Book value per share increased to $47.49 at December 31, 2011 as compared to $44.51 at December 31, 2010.

Net income and earnings per share information attributable to Loews Corporation is summarized in the table below:

	December 31,
	Three Months		Years Ended
(In millions, except per share data)	2011	2010	2011	2010

Net income attributable to Loews Corporation:
Income before net investment gains (losses) (a)	$308	$488	$1,095	$1,280
Net investment gains (losses)	(40)	(22)	(31)	27
Income from continuing operations	268	466	1,064	1,307
Discontinued operations, net (a)				(19)
Net income attributable to Loews Corporation	$268	$466	$1,064	$1,288
Net income per share:
Income from continuing operations	$0.67	$1.12	$2.63	$3.11
Discontinued operations, net				(0.04)
Net income per share	$0.67	$1.12	$2.63	$3.07
Book value per share at:
December 31, 2011	$47.49
December 31, 2010	$44.51

(a)
Includes losses of $309 million (after tax and noncontrolling interests) in continuing operations and $19 million (after tax and noncontrolling interests) in discontinued operations for the year ended December 31, 2010 related to CNA’s Loss Portfolio Transfer transaction.

Three Months Ended December 31, 2011 Compared with 2010

Net income in the fourth quarter of 2011 amounted to $268 million as compared to $466 million in the comparable period of 2010. The decrease is primarily due to lower investment income from limited partnership results of $57 million (after tax and noncontrolling interests) at CNA in 2011 and a $104 million (after tax and noncontrolling interests) increase in insurance reserves for its payout annuity business. The fourth quarter of 2011 also reflects lower earnings at Diamond Offshore Drilling, Inc. and decreased results from the parent company trading portfolio due to lower performance of equity investments.

Net income also included net investment losses of $40 million (after tax and noncontrolling interests) in the fourth quarter of 2011 as compared to net investment losses of $22 million in the prior year period. Losses in the fourth quarter of 2011 included a loss of $21 million related to the termination of interest rate swaps from refinancing of long term debt.

Year Ended December 31, 2011 Compared with 2010

Net income in 2011 amounted to $1.1 billion as compared to $1.3 billion in 2010. Excluding the prior year charge of $328 million (after tax and noncontrolling interests) related to the Loss Portfolio Transfer transaction, net income for 2011 decreased $552 million primarily due to the reasons discussed above in the three month comparison as well as higher catastrophe losses and a lower level of favorable net prior year development recorded by CNA in 2011 than in 2010.

Net income also included net investment losses of $31 million (after tax and noncontrolling interests) in 2011 as compared to net investment gains of $27 million in the prior year. Net investment losses in 2011 were primarily driven by lower gains on sales of securities partially offset by lower other-than-temporary impairment losses at CNA.

SHARE REPURCHASES

At December 31, 2011, there were 396.6 million shares of Loews common stock outstanding. During the three months and year ended December 31, 2011, the Company purchased 0.8 million and 18.2 million shares of its common stock at an aggregate cost of $28 million and $718 million. Depending on market conditions, the Company from time to time purchases shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

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CONFERENCE CALLS

A conference call to discuss the year end results of Loews Corporation has been scheduled for 11:00 a.m. EST, today. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 42159817. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the year end results of CNA has been scheduled for 10:00 a.m. EST, today. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (888) 378-4353, or for international callers, (719) 457-2644. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the year end results of Boardwalk Pipeline has been scheduled for 9:00 a.m. EST, today. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (800) 706-7745 or for international callers, (617) 614-3472. The conference ID number is 48469297. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the year end results of Diamond Offshore was held on Thursday, February 2, 2012. An online replay is available on Diamond Offshore’s website (www.diamondoffshore.com).

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ABOUT LOEWS CORPORATION

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 62% owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Financial Review

December 31,
Three Months		Years Ended
2011	2010	2011	2010
(In millions, except per share data)

Revenues:
Insurance premiums	$1,661	$1,647	$6,603	$6,515
Net investment income	550	711	2,063	2,508
Investment gains (losses)	(67)	(38)	(52)	56
Contract drilling revenues	734	825	3,254	3,230
Other	601	570	2,259	2,306
Total	3,479	3,715	14,127	14,615

Expenses:
Insurance claims & policyholders’ benefits	1,358	1,187	5,489	4,985
Contract drilling expenses	407	382	1,549	1,391
Other (a)	1,233	1,201	4,857	5,337
Total	2,998	2,770	11,895	11,713

Income before income tax	481	945	2,232	2,902
Income tax expense	(72)	(276)	(536)	(895)

Income from continuing operations	409	669	1,696	2,007

Discontinued operations, net		1		(20)
Net income	409	670	1,696	1,987
Amounts attributable to noncontrolling interests	(141)	(204)	(632)	(699)
Net income attributable to Loews Corporation	$268	$466	$1,064	$1,288

Net income attributable to Loews Corporation:
Income from continuing operations	$268	$466	$1,064	$1,307
Discontinued operations, net (a)				(19)
Net income attributable to Loews Corporation	$268	$466	$1,064	$1,288

Income per share attributable to Loews Corporation:
Income from continuing operations	$0.67	$1.12	$2.63	$3.11
Discontinued operations, net				(0.04)
Diluted income per share attributable to Loews Corporation	$0.67	$1.12	$2.63	$3.07

Weighted diluted number of shares	397.31	416.70	405.32	419.52

(a)
Includes a loss of $529 million ($309 million after tax and noncontrolling interests) and a $19 million loss from discontinued operations for the year ended December 31, 2010 related to CNA's transfer of legacy asbestos and environmental pollution liabilities to National Indemnity Company ("NICO").

Loews Corporation and Subsidiaries
Additional Financial Information

December 31,
Three Months		Years Ended
2011	2010	2011	2010
(In millions)

Revenues:
CNA Financial	$2,292	$2,336	$8,980	$9,122
Diamond Offshore	752	843	3,334	3,361
HighMount	93	104	390	455
Boardwalk Pipeline	301	308	1,144	1,129
Loews Hotels	86	78	337	308
Investment income (loss) and other	22	84	(6)	184
	3,546	3,753	14,179	14,559
Investment gains (losses):
CNA Financial	(33)	(39)	(19)	86
Corporate and other	(34)	1	(33)	(30)
	(67)	(38)	(52)	56
Total	$3,479	$3,715	$14,127	$14,615

Income (Loss) Before Income Tax:
CNA Financial (a)	$273	$517	$904	$1,035
Diamond Offshore	203	310	1,177	1,333
HighMount	21	31	99	136
Boardwalk Pipeline (b)	70	87	211	283
Loews Hotels	4	(2)	17	2
Investment income (loss), net	24	85	1	187
Other (d)	(47)	(45)	(125)	(130)
	548	983	2,284	2,846
Investment gains (losses):
CNA Financial	(33)	(39)	(19)	86
Corporate and other	(34)	1	(33)	(30)
	(67)	(38)	(52)	56
Total	$481	$945	$2,232	$2,902

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$192	$297	$569	$609
Diamond Offshore	88	113	451	446
HighMount	12	21	62	77
Boardwalk Pipeline (b) (c)	21	34	77	114
Loews Hotels	5	-	13	1
Investment income (loss), net	16	56	3	123
Other (d)	(26)	(33)	(80)	(90)
	308	488	1,095	1,280

Investment gains (losses):
CNA Financial	(19)	(22)	(10)	46
Corporate and other	(21)	-	(21)	(19)
	(40)	(22)	(31)	27

Income from continuing operations	268	466	1,064	1,307
Discontinued operations, net (a)				(19)
Net income attributable to Loews Corporation	$268	$466	$1,064	$1,288

(a)
Includes a loss of $529 million ($309 million after tax and noncontrolling interests) and a $19 million loss from discontinued operations for the year ended December 31, 2010 related to CNA's transfer of legacy asbestos and environmental pollution liabilities to NICO.

(b)	Includes an impairment charge of $29 million ($11 million after tax and noncontrolling interests) for the year ended December 31, 2011 related to the carrying value of certain steel pipe materials.
(c)	Represents a 64.0%, 65.9%, 64.0% and 66.7% ownership interest in Boardwalk Pipeline for the respective periods.
(d)	Consists primarily of corporate interest expense and other unallocated expenses.